Contract Between Houston International, LLC and Dr.Lori G. Kimata

This agreement, made this 21st day of February, 1996 between Houston International, LLC located at 1719 West University Suite 187, Tempe, Arizona 85281, hereafter referred to as "Houston", and Dr. Lori G. Kimata located at 13832 N. 32nd Street, Suite C344, Phoenix, Arizona 85032, hereafter referred to as "Dr. Kimata" is to define the terms and conditions related to the development, sales and marketing of a new herbal tea product referred to as "Women's Nature Natural Balance Herbal Tea".

It is mutually agreed as follows:
Dr. Kimata will aid Houston in developing "Women's Nature Natural Balance Herbal Tea" through consultations, research, formulation experiments and other procedures necessary to designing "Women's Nature Natural Balance Herbal Tea" which will include the identifying name of each ingredient, the specific part of each plant that is to be used, and the percentage of each ingredient that is to be used in the manufacture of "Women's Nature Natural Balance Herbal Tea". Dr. Kimata will provide autobiographical information to be used in the promotion of "Women's Nature Natural Balance Herbal Tea" including information related to education, credentials and professional experience. Dr. Kimata will allow Houston to arrange and obtain photographs of Dr. Kimata to be used in the marketing and promotion of "Women's Nature Natural Balance Herbal Tea". Dr. Kimata will be available to promote "Women's Nature Natural Balance Herbal Tea" directly and indirectly at speaking engagements, media interviews, expositions and other special events as her schedule permits and as mutually agreed upon by both Houston and Dr. Kimata. Reasonable expenses including but not limited to travel, lodging and meals incurred by Dr. Kimata while promoting "Women's Nature Natural Balance Herbal Tea" at speaking engagements, media interviews, expositions and other special events will be paid for by Houston. Dr. Kimata will be paid by Houston her usual rate for said special events. Dr. Kimata reserves the right to examine and approve all product labeling, press releases, brochures and other materials used to promote or market "Women's Nature Natural Balance Herbal Tea" prior to their distribution by Houston. Houston will not distribute any such promotional materials related to "Women's Nature Natural Balance Herbal Tea" without first receiving approval of said promotional materials from Dr. Kimata. Houston will have the right to use Dr. Kimata's name verbally and in general correspondence in association with sales calls and meetings related to the sales and marketing of "Women's Nature Natural Balance Herbal Tea".

Houston will select all raw materials suppliers, transporters, manufacturers, printers and other vendors related to the production of "Women's Nature Natural Balance Herbal Tea". Houston will pay for all raw materials, manufacturing, testing, transportation of raw materials, labeling, promotional materials, marketing campaigns, advertising, transportation of finished product and other expenses deemed necessary by Houston to the development, manufacture, marketing and distribution of "Women's Nature Natural Balance Herbal Tea". Houston will be responsible for all sales, billings, accounting, collections and debts incurred by Houston and related to "Women's Nature Natural Balance Herbal Tea". Houston will retain sole rights to all licenses, trademarks, distribution and customer data related to "Women's Nature Natural Balance Herbal Tea". Houston will pay for all reasonable expenses incurred by Dr. Kimata in the development of "Women's Nature Natural Balance Herbal Tea". Houston will pay Dr. Kimata a royalty fee of $.09(nine cents) for each unit (box) of "Women's Nature Natural Balance Herbal Tea" sold for 18 months beginning on the date that the first unit
(box) of "Women's Nature Natural Balance Herbal Tea" is sold, and at the conclusion of said 18 months Houston will pay Dr. Kimata a royalty of $.05 (five cents) for each unit (box) of "Women's Nature Natural Balance Herbal Tea" sold thereafter. Houston will provide said royalty payments to Dr. Kimata on or before the last day of each calendar month for all sales of "Women's Nature Natural Balance Herbal Tea" made during the previous calendar month. Houston will provide with each said royalty payment a sales report showing the total units of "Women's Nature Natural Balance Herbal Tea" sold during the said previous month.

The term of this agreement will be for three (3) years from the effective date. This agreement will automatically renew for additional three (3) year terms at the royalty payment of $.05 (five cents) for each unit (box) of "Women's Nature Natural Balance Herbal Tea" sold unless either party to this agreement shall, at least 180 days prior to the expiration of any term, advise the other party in writing that it does not intend to renew the agreement. Should either party choose to not renew the agreement and notify the other party in accordance with this agreement, Houston will continue to sell and market "Women's Nature Natural Balance Herbal Tea" and pay Dr. Kimata the defined royalty on said sales until all inventory in stock and/or on order is exhausted at which time Houston will forfeit the right to use any reference to Dr. Kimata in association with "Women's Nature Natural Balance Herbal Tea" and Dr. Kimata will forfeit the right to any royalty payments for any sales occurring after the termination date of this agreement and the exhaustion of all inventory in stock and/or on order.

Dr. Kimata confirms that she is free to enter this agreement and that she will not disclose or make known to any person or party any of Houston's trade secrets or processes or any part thereof which she may learn or be exposed to during the term of this agreement. Dr. Kimata is free to enter into any other contract with any other party that she chooses except in the case that such a contract would relate to the development, sale, marketing or manufacture of an herbal tea designed to compete directly with "Women's Nature Natural Balance Herbal Tea". Dr. Kimata will be paid as an independent consultant to Houston and will not be considered an employee of Houston. It is understood that this agreement supercedes any and all prior agreements, oral or written, made between Houston and Dr. Kimata, and can only be modified by an agreement in writing signed by all applicable parties. Dr. Kimata and Houston make this agreement binding by signing below.



/s/ Dr. Lori G. Kimata      2-21-96  /s/ Hooman Nikzad                   2-21-96
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Dr. Lori G. Kimata (signature) Date  Houston International, LLC (signature) Date



Lori G. Kimata ND           2-21-96  Hooman Nikzad                       2-21-96
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(Print Name)                   Date  (Print Name)                           Date